EXHIBIT 23.4




         CONSENT OF REGISTERED AUDITORS AND CHARTERED ACCOUNTANTS


As registered auditors and chartered accountants, we hereby consent to the incorporation by reference in this registration statement of NFO Worldwide, Inc. on Form S-3 dated October 22, 1997, of our report dated August 4, 1997, on the financial statements of The MBL Group Plc as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, included in NFO Worldwide, Inc.'s current report on Form 8-K dated October 22, 1997, and to the reference to our Firm included in the expert section in this registration statement.


/s/ Soteriou Banerji

SOTERIOU BANERJI
253 Gray's Inn Road
London
WCIX 8QT
October 20, 1997